FINAL VERSION

$400,000,000

MASTER REPURCHASE AGREEMENT

Dated as of August 30, 2005

between

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING, LLC,

as Seller,

and

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH,

as Buyer.

FINAL VERSION

FINAL VERSION

ANNEXES AND EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Monthly Reporting Package

EXHIBIT IV	Form of Custodial Agreement

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Loans

EXHIBIT VII	Collateral Information

EXHIBIT VIII	Advance Procedure

EXHIBIT IX	Form of Redirection Letter

MASTER REPURCHASE AGREEMENT, dated as of August 30, 2005, by and between CBRE REALTY FINANCE TRS WAREHOUSE FUNDING, LLC, a Delaware limited liability company (the “Seller”) and DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, a branch of a German banking institution (the “Buyer”).

1. APPLICABILITY

From time to time the parties hereto may enter into transactions in which the Seller agrees to transfer to the Buyer Eligible Loans or other assets (together, “Securities”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.

2. DEFINITIONS

“Acceptable Attorney” means any attorney-at-law to which the Seller or the Custodian, as applicable, has sent an Attorney Bailee Letter, except for an attorney whom the Buyer has notified the Custodian and the Seller is not reasonably satisfactory to the Buyer.

“Accepted Servicing Practices” shall mean with respect to any Purchased Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Purchased Loan in the jurisdiction where the related Mortgaged Property is located.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(a)(i) of this Agreement.

“Act of Insolvency” shall mean with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Additional Purchased Securities” shall mean Securities provided by Seller to Buyer pursuant to Section 4(a) hereof.

Repurchase Agreement

$400MM Facility

FINAL VERSION

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Affiliate Repurchase Agreement” shall mean the Master Repurchase Agreement, dated as of August 30, 2005, between the Buyer and CBRE Realty Finance Holdings CDO Funding, LLC.

“Agreement” shall mean this Master Repurchase Agreement, dated as of August 30, 2005 by and among CBRE Realty Finance TRS Warehouse Funding, LLC, and Deutsche Bank AG, Cayman Islands Branch, as such agreement may be modified or supplemented from time to time.

“Alternative Rate” shall have the meaning specified in Section 3(g) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Applicable Spread” shall mean, with respect to any Transaction:

(i) so long as no Event of Default shall have occurred and be continuing, fifty basis points (0.50%) per annum, and

(ii) after the occurrence and during the continuance of an Event of Default, the per annum rate described in clause (i) of this definition, plus 400 basis points (4.0%).

“Assignment of Rents” shall have the meaning specified in paragraph 5 of Exhibit VI.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Attorney’s Bailee Letter” means a letter from an Acceptable Attorney, in form and substance acceptable to the Buyer, wherein such Acceptable Attorney in possession of a Purchased Loan File (i) acknowledges receipt of such Purchased Loan File, (ii) confirms that such Acceptable Attorney is holding the same as bailee of the Buyer under such letter and (iii) agrees that such Acceptable Attorney shall deliver such Purchased Loan File to the Custodian by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Loan.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day on which the New York Stock Exchange or banks in the State of New York or Illinois are authorized or obligated by law or executive order to be closed.

Repurchase Agreement

$400MM Facility

FINAL VERSION

“Buyer” shall mean Deutsche Bank AG, Cayman Islands Branch, or any successor.

“Buyer’s Margin Amount” shall mean, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date.

“Buyer’s Margin Percentage” shall mean, with respect to any Transaction as of any date, 111.1111% (i.e., the reciprocal of 90% or the percentage that when multiplied by 90% equals 1.00).

“Cash Management Account” shall mean a segregated interest bearing account, in the name of Buyer, established at the Depository.

“Change of Control” shall mean any of the following events shall have occurred without the prior approval of the Buyer:

(i) the Sponsor shall fail to own, directly or indirectly, all of the ownership interest in Seller; or

(ii) any merger, reorganization or consolidation of the Sponsor where the successor entity is not the Sponsor as of the date of this Agreement; or

(iii) all of Keith Gollenberg, Paul Martin and Thomas Podgorski cease to be senior executives and devote at least a majority of their business time to matters relating to the management and operation of the Sponsor and the Seller.

“Collateral Information” shall mean, with respect to each Purchased Loan, the information set forth in Exhibit VII attached hereto.

“Collection Period” shall mean with respect to the Remittance Date in any month, the period beginning on but excluding the Cut-off Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the Cut-off Date immediately preceding such Remittance Date.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of August 30, 2005, by and among the Custodian, the Seller and the Buyer.

“Custodial Delivery” shall mean the form executed by each Seller in order to deliver the Purchased Loan Schedule and the Purchased Loan File to Buyer or its designee (including the Custodian) pursuant to Section 7, a form of which is attached hereto as Exhibit IV.

“Custodian” shall mean LaSalle Bank National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Cut-off Date” shall mean the second Business Day preceding each Remittance Date.

Repurchase Agreement

$400MM Facility

FINAL VERSION

“DBSI” shall mean Deutsche Bank Securities Inc.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Deficit Cure Amount” shall mean, with respect to any Purchased Loan as of any date, the amount (expressed in dollars) obtained by dividing (i) the Repurchase Price of such Purchased Loan as of such date by (ii) the “Original Purchase Percentage.”

“Depository” shall mean LaSalle Bank National Association, or any successor Depository appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Diligence Materials” shall mean the Preliminary Due Diligence Package together with the Supplemental Due Diligence List.

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value,” or any other form of draft appraisal reasonably acceptable to Buyer.

“Early Repurchase Date” shall have the meaning specified in Section 3(d) of this Agreement.

“Eligible Loans” shall mean any performing whole loans secured by first liens on multifamily or commercial properties, which loans are acceptable to Buyer in the exercise of its good faith business judgment and satisfy the following criteria:

(i) such loans have an outstanding principal balance ranging from $2,000,000 to $100,000,000,

(ii) such loans have a loan-to-value ratio equal to 80% or less as determined by Buyer,

(iii) such loans have a debt service coverage ratio equal to 1.20x or higher (with respect to fixed rate conduct or large loans) or a stressed constant debt service coverage ratio equal to 1.10x or higher (with respect to floating rate loans), in each case, as determined by Buyer,

(iv) such loans have been originated in a manner such that Sponsor and Buyer mutually agree that they are immediately eligible for inclusion in a commercial mortgage-backed securities offering (including, but not limited to, the inclusion of lock-out, defeasance, and other customary securitization provisions or pricing consistent with any variance from these provisions), and

(v) such loans are not secured by undeveloped land or health care properties and do not contain any construction facility components.

“Environmental Report” shall have the meaning specified in paragraph 12 of Exhibit VI.

Repurchase Agreement

$400MM Facility

FINAL VERSION

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Section 14 of this Agreement.

“Exit Fee” shall mean the fee equal to 1.5% of the Purchase Price with respect to any Purchased Loan which is the subject of a Transaction, which shall be due and payable pursuant to Section 3(f) of this Agreement.

“Facility Amount” shall mean $400,000,000.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Buyer from three federal funds brokers of recognized standing selected by it.

“Filings” shall have the meaning specified in Section 6 of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” shall mean the Guaranty, dated as of the date hereof, from the Sponsor to the Buyer, of payment of ten percent (10%) of the aggregate Repurchase Price due under this Agreement to the Buyer, plus any costs of enforcement of such Guaranty.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Loans, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller with Buyer or an Affiliate of Buyer or one or more other counterparties reasonably acceptable to the Buyer.

Repurchase Agreement

$400MM Facility

FINAL VERSION

“Income” shall mean, with respect to any Purchased Loan at any time, the sum of (x) any principal thereof and all interest or other distributions thereon and (y) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale of such Purchased Loan.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Section 27 of this Agreement.

“ISDA Master Agreement” shall mean any ISDA Master Agreement (including respective schedules, annexes and confirmations) executed by the Seller and Buyer or an Affiliate of the Buyer in connection with a Hedging Transaction.

“LIBOR” shall mean the rate per annum calculated as set forth below:

(i) On each Pricing Rate Determination Date, LIBOR for the next Pricing Rate Period will be the rate for deposits in United States dollars for a one-month period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such date; or

(ii) On any Pricing Rate Determination Date on which no such rate appears on Telerate Page 3750 as described above, LIBOR for the next Pricing Rate Period will be determined on the basis of the arithmetic mean of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards, if necessary, to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounding upwards).

“LIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 – Reserve Requirement

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the LIBO Rate.

“Margin Deficit” shall have the meaning specified in Section 4(a) hereof.

“Margin Excess” shall have the meaning specified in Section 4(b) hereof.

“Margin Notice Deadline” shall mean 11:00 a.m. (New York City time).

“Market Value” shall mean, with respect to any Purchased Loan, (1) as of the related Purchase Date, the lesser of (x) the market value for such Purchased Loan on such date, as

Repurchase Agreement

$400MM Facility

FINAL VERSION

determined by Buyer in its good faith business judgment and (y) the par amount of such Purchased Loan and (2) as of each date after the related Purchase Date during the term of this Agreement, the market value for such Purchased Loan on such date (which may not exceed the par amount), as determined by Buyer in its good faith business judgment (and including, in each case, the value of any Hedging Transactions pledged with such Purchased Loan where the Buyer or an Affiliate of the Buyer is the counterparty).

Master Netting Agreement” shall mean the Master Netting Agreement relating to this Agreement and certain Hedging Transactions as may be entered into between the Seller and the Buyer after the date hereof.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple or acceptable ground lease estate in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and which is covered by Title IV of ERISA.

“New Collateral” shall mean an Eligible Loan that Seller proposes to be included as Collateral.

“Original Purchase Percentage” shall mean, with respect to any Transaction as of any day, 90.00%.

“Originated Collateral” shall mean any Collateral that is an Eligible Loan and whose Purchased Loan Documents were prepared by Seller.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

Repurchase Agreement

$400MM Facility

FINAL VERSION

“Pre-Existing Collateral” shall mean any Collateral that is an Eligible Loan and is not Originated Collateral.

“Preliminary Due Diligence Package” shall mean with respect to any New Collateral, a summary memorandum outlining the proposed transaction, including potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a reasonable buyer would consider material, together with the following due diligence information relating to the New Collateral to be provided by Seller to Buyer pursuant to this Agreement:

(i) the Collateral Information;

(ii) current rent roll, if applicable;

(iii) cash flow pro-forma, plus historical information, if available;

(iv) description of the Mortgaged Property and the ownership structure of the borrower and the sponsor (including, without limitation, the board of directors, if applicable);

(v) indicative debt service coverage ratios;

(vi) indicative loan-to-value ratio;

(vii) term sheet outlining the transaction generally;

(viii) Seller’s relationship with the Mortgagor, if any; and

(ix) with respect to any New Collateral that is Pre-Existing Collateral, a list that specifically and expressly identifies any Purchased Loan Documents that relate to such New Collateral but are not in Seller’s possession; and

(x) any exceptions to the representations and warranties set forth in Exhibit VI to this Agreement.

Price Differential” shall mean, with respect to any Transaction as of any date, (a) the sum of the products obtained by multiplying, for each day during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (x) the Pricing Rate for such Transaction times (y) the Repurchase Price for such Transaction (excluding Price Differential) times (z) 1/360 minus (b) the amount

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the LIBO Rate for such Pricing Rate Period plus the relevant Applicable Spread for such Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(g) and 3(h) of this Agreement.

Repurchase Agreement

$400MM Facility

FINAL VERSION

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received by the Depository in respect thereof.

“Purchase Date” shall mean the date on which Purchased Loans are to be transferred by Seller to Buyer.

“Purchase Price” shall mean, with respect to any Purchased Loan, the price at which such Purchased Loan is transferred by Seller to Buyer on the applicable Purchase Date, which shall be an amount (expressed in dollars) equal to the product obtained by multiplying (i) the Market Value of such Purchased Loan (or the par amount of such Purchased Loan, if lower than Market Value) by (ii) the “Original Purchase Percentage” for such Purchased Loan; provided, that notwithstanding the foregoing, the Seller may request that the Purchase Price set forth in a Confirmation be determined by applying a percentage lower than the Original Purchase Percentage and, in such event, such lower percentage shall be deemed the “Original Purchase Percentage” for purposes of the calculation of the Target Price but not for any other purpose under the Agreement.

“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(e), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, the documents comprising the Purchased Loan File for such Purchased Loan.

“Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loans sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer along with any additional collateral delivered by Seller to Buyer pursuant to Section 4(a) of this Agreement.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans attached to each Trust Receipt and Custodial Delivery containing information substantially similar to the Collateral Information.

“Rating Agency” shall mean any of Fitch Inc., Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

Repurchase Agreement

$400MM Facility

FINAL VERSION

“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London. Initially, the Reference Banks shall be JPMorgan Chase Bank, Barclays Bank, Plc and Deutsche Bank AG. If any such Reference Bank should be unwilling or unable to act as such or if the Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, the Buyer in the exercise of its good faith business judgment may designate alternative banks meeting the criteria specified in clauses (i) and (ii) above.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“Replacement Collateral” shall have the meaning specified in Section 14(b)(ii) of this Agreement.

“Repurchase Date” shall mean the day 364 days after the date of this Agreement; provided, however, that notwithstanding the foregoing, (1) the Repurchase Date shall automatically be extended for an additional day on a daily basis, without any action required to be taken by the Seller or the Buyer and (2) on any Business Day, the Buyer shall have the right to deliver to the Seller in writing a termination notice of such daily automatic extension feature and, in such event, the Repurchase Date for all Transactions shall be the day 364 days after the date of the written termination notice (or if such 364th day is not a Business Day, the immediately preceding Business Day).

“Repurchase Price” shall mean, with respect to any Purchased Loans as of any date, the sum of the Purchase Price of such Purchased Loans and the Price Differential with respect to such Purchased Loans as of the date of such determination, minus all Income and cash actually received by Buyer in respect of such Transaction pursuant to Sections 4(a)and 5 of this Agreement.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by the Buyer.

“Reset Date” shall mean, with respect to any Pricing Rate Period, the second Business Day preceding the first day of such Pricing Rate Period with respect to any Transaction.

Repurchase Agreement

$400MM Facility

FINAL VERSION

“Securities” shall have the meaning specified in Section 1.

“Seller” shall mean CBRE Realty Finance TRS Warehouse Funding, LLC, a limited liability company.

“Servicing Agreement” shall have the meaning specified in Section 29(b).

“Servicing Records” shall have the meaning specified in Section 29(b).

“Single-Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly and subject to this Agreement, the Purchased Loans, does not engage in any business unrelated to the Purchased Loans and the financing thereof, does not have any assets other than the Purchased Loans and the financing thereof, or any indebtedness other than as permitted by this Agreement, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, and holds itself out as being a Person, separate and apart from any other Person.

“Sponsor” shall mean CBRE Realty Finance Inc., a Maryland corporation.

“Supplemental Due Diligence List” shall mean, with respect to any New Collateral, information or deliveries concerning the New Collateral that Buyer shall reasonably request in addition to the Preliminary Due Diligence Package.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the Collateral is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content satisfactory to the Buyer and the company issuing the Title Policy for such Property.

“Target Price” shall mean, with respect to any Purchased Loan as of any date, the amount (expressed in dollars) obtained by multiplying (i) the Market Value of such Purchased Loan as of such date by (ii) the “Original Purchase Percentage” for such Purchased Loan.

“Telerate Page 3750” shall mean the display page currently so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

“Title Policy” shall have the meaning specified in paragraph 8 of Exhibit VI.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Guaranty, the Custodial Agreement, the Master Netting Agreement and all Confirmations executed pursuant to this Agreement in connection with specific Transactions.

Repurchase Agreement

$400MM Facility

FINAL VERSION

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Loan Files which are the property of and held by Custodian for the benefit of the Buyer (or any other holder of such trust receipt) or a bailment arrangement with counsel or other third party acceptable to Buyer in its sole discretion.

“UCC” shall have the meaning specified in Section 6 of this Agreement.

“Underwriting Issues” shall mean, with respect to any Collateral as to which Seller intends to request a Transaction, all material information that has come to Seller’s attention that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Loan Document(s)), to a reasonable institutional mortgage Buyer in determining whether to originate or acquire the Collateral in question.

3. INITIATION; CONFIRMATION; TERMINATION; FEES

(a) Subject to the terms and conditions set forth in this Agreement (including, without limitation, the “Transaction Conditions Precedent” specified in Section 3(b) of this Agreement), an agreement to enter into a Transaction shall be made in writing at the initiation of Seller as provided below; provided, however, that the aggregate Repurchase Price (excluding the Price Differential with respect to the Purchased Loans as of the date of determination) for all Transactions shall not exceed the Facility Amount. Seller shall give Buyer written notice of each proposed Transaction and Buyer shall inform Seller of its determination with respect to any assets proposed to be sold to Buyer by Seller solely in accordance with Exhibit VIII attached hereto. Buyer shall have the right to review all Eligible Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Loans as Buyer reasonably determines. Buyer shall be entitled to make a determination, in the exercise of its good faith business judgment, whether it will purchase any or all of the Eligible Loans proposed to be sold to Buyer by Seller.

(b) Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent (as hereinafter defined) shall have been satisfied (or waived by Buyer), Buyer shall promptly deliver to Seller a written confirmation in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”). Such Confirmation shall describe the Purchased Loans, shall identify Buyer and Seller, and shall set forth:

(i) the Purchase Date,

(ii) the Purchase Price for such Purchased Loans,

(iii) the Repurchase Date,

(iv) the Pricing Rate applicable to the Transaction (including the Applicable Spread) and

(v) any additional terms or conditions not inconsistent with this Agreement.

Repurchase Agreement

$400MM Facility

FINAL VERSION

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Reset Date for the next succeeding Pricing Rate Period for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on the Reset Date. For purposes of this Section 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:

(A)	no Default or Event of Default under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(B)	Seller shall have certified to Buyer in writing the acquisition cost of such Securities (including therein reasonable supporting documentation required by the Buyer, if any);

(C)	the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Purchase Date for such Transaction (except to the extent such representations and warranties are made as of a particular date); and

(D)	Buyer shall have (I) determined, in accordance with the applicable provisions of Section 3(a) of this Agreement, that the assets proposed to be sold to Buyer by Seller in such Transaction are Eligible Loans and (II) obtained internal credit approval for the inclusion of such Eligible Loan as a Purchased Loan in a Transaction.

(c) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless specific objection is made no more than three (3) Business Days after the date thereof. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail. An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be received by Buyer no more than three (3) Business Days after such Confirmation is received by Seller.

(d) No Transaction shall be terminable on demand by Buyer (other than upon the occurrence and during the continuance of an Event of Default (other than with respect to Buyer)). Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Loans subject to a Transaction in whole or in part on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

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(i)	Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Loans no later than five (5) Business Days prior to such Early Repurchase Date,

(ii)	on such Early Repurchase Date Seller pays to Buyer an amount equal to the sum of the Repurchase Price for such Transaction, the Exit Fee, if any, and any other amounts payable under this Agreement (including, without limitation, Section 3(i) of this Agreement) with respect to such Transaction against transfer to the Seller or its agent of such Purchased Loans, and

(iii)	on such Early Repurchase Date, in addition, but after giving effect to the amounts set forth in subclause (ii) above, Seller pays to Buyer, on account of each Purchased Loan, an amount sufficient to reduce the Repurchase Price for each Purchased Loan to the Target Price for each such Purchased Loan.

Such notice shall set forth the Early Repurchase Date and shall identify with particularity the Purchased Loans to be repurchased on such Early Repurchase Date.

(e) On the Repurchase Date, termination of the Transactions will be effected by transfer to Seller or its agent of the Purchased Loans and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Buyer.

(f) Seller shall pay to Buyer the Exit Fee with respect to any Purchased Loan if the related Transaction is terminated for any reason prior to the Repurchase Date agreed upon by Buyer and Seller; provided, that the Exit Fee shall be deemed waived by Buyer if the reason for the termination is any of

(1) principal payments (either prepayments or repayments) received on the Purchased Loan,

(2) the related Purchased Loan is included contemporaneously in a securitization transaction where DBSI is sole lead manager (or co-lead manager, provided the economics to DBSI are as outlined in an engagement letter for a collateralized debt obligation securitization transaction mutually acceptable to DBSI and the Sponsor) and sole bookrunner, or

(3) the occurrence of an Early Repurchase Date with respect to a Purchased Loan that has been the subject of a Margin Deficit where the related Market Value has decreased by more than 25% from such Market Value as of the related Purchase Date, or

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(4) the occurrence of an event set forth in Section 3(j) or (k) below which results in an increased cost to Seller for the continuance of the related Transaction.

(g) If prior to the first day of any Pricing Rate Period with respect to any Transaction, (i) Buyer shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Rate Period, or (ii) the LIBO Rate determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as reasonably determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, Buyer shall give telecopy or telephonic notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the Federal Funds Rate plus 125 basis points (1.25%) (the “Alternative Rate”).

(h) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions and to continue Transactions as such shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law.

(i) Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable and documented attorneys’ fees and disbursements) which Buyer may sustain or incur as a consequence of (i) default by the Seller in terminating any Transaction after the Seller has given a notice in accordance with Section 3(d) of a termination of a Transaction, (ii) any payment of the Repurchase Price on any day other than a Remittance Date (including, without limitation, any such reasonable loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from fees payable to terminate the deposits from which such funds were obtained) or (iii) a default by Seller in selling Eligible Loans after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Loans in accordance with the provisions of this Agreement. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller and shall be prima facie evidence of the information set forth therein.

(j) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

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(i)	shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Loan or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for income taxes and any changes in the rate of tax on Buyer’s overall net income);

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii)	shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(j), it shall, within ten (10) Business Days of such event, notify Seller of the event by reason of which it has become so entitled. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This obligation of the Seller shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Securities and Purchased Loans.

(k) If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amounts as will compensate Buyer for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This obligation of the Seller shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loans.

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4. MARGIN MAINTENANCE

(a) If at any time, the Market Value of any of the Purchased Loans shall be less than the Buyer’s Margin Amount for such Purchased Loans (a “Margin Deficit”), by greater than $250,000, when calculated on an aggregate basis with any other Purchased Loans, then Buyer may by notice to Seller require Seller to transfer to Buyer, not later than the Business Day after such notice is given, cash or additional collateral acceptable to Buyer in its sole and absolute discretion, so that the Market Value of each of the Purchased Loans shall equal or exceed the Deficit Cure Amount (taking into account the application of such cash or additional collateral to be delivered in reduction of the Repurchase Price) for such Purchased Loans, as of the same date.

(b) If at any time, the Target Price for any Purchased Loan (as applied to the related Transaction) shall be greater than the Repurchase Price for such Purchased Security or Purchased Loan (a “Margin Excess”), then Seller may by notice to Buyer require Buyer to transfer to Seller cash in an amount (expressed in dollars) up to the Margin Excess; provided, that any such transfer of cash (1) shall be subject to the restriction that, when calculated on an aggregate basis with other Purchased Loans, there may be no Margin Deficit either created or increased as the result of such transfer of cash, (2) shall not be in any amount less than $500,000 and (3) shall be evidenced by amended and restated Confirmations and any other documentation as reasonably required.

(c) If any notice is given by Buyer under Paragraph 4(a) of this Agreement on any Business Day, the Seller shall transfer cash or additional collateral as provided in Section 4(a) by no later than the next Business Day after the giving of such notice. Notice required pursuant to Section 4(a) of this Agreement may be given by any means permitted under Section 17 of this Agreement. The failure of Buyer, on any one or more occasions, to exercise its rights under Section 4(a) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under Section 4(a) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(d) Any cash transferred to Buyer pursuant to Section 4(a) of this Agreement with respect to any Purchased Loans shall be attributed to such Purchased Loan for which there was a Margin Deficit.

5. INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) The Cash Management Account shall be established at the Depository concurrently with the execution and delivery of this Agreement by Seller and Buyer. Buyer shall have sole dominion and control over the Cash Management Account. All Income in respect of the Purchased Loans and any payments in respect of associated Hedging Transactions, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the Cash Management Account and shall be remitted by the Depository in accordance with the applicable provisions of Sections 5(b), 5(c), 5(d), 5(e), and 14(a)(i) of this Agreement.

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(b) Seller shall deliver to each Mortgagor, issuer of a participation or borrower under a Purchased Loan an irrevocable direction letter in the form attached as Exhibit IX to this Agreement instructing the Mortgagor, issuer of a participation or borrower to pay all amounts payable under the related Purchased Loan to the Cash Management Account and shall provide to Buyer proof of such delivery. If a Mortgagor, issuer of a participation or borrower forwards any Income with respect to a Purchased Loan to Seller rather than directly to the Cash Management Account, Seller shall (i) deliver an additional irrevocable direction letter to the applicable Mortgagor, issuer of a participation or borrower and make other commercially reasonable efforts to cause such Mortgagor, issuer of a participation or borrower to forward such amounts directly to the Cash Management Account and (ii) deposit in the Cash Management Account any such amounts by not later than the Business Day after receipt thereof.

(c) So long as no Event of Default (other than with respect to Buyer) with respect to any Purchased Loan shall have occurred and be continuing, all Income (other than Principal Payments and net sale proceeds) received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions during each Collection Period shall be applied by the Depository on the related Remittance Date as follows:

(i)	first, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding as of such Remittance Date; and

(ii)	second, to remit to Seller the remainder, if any.

(d) So long as no Event of Default (other than with respect to Buyer) with respect to any Purchased Loan shall have occurred, any Income received by the Depository constituting Principal Payments and any net sale proceeds in excess of the related Repurchase Price in respect of any Purchased Loans which is a portion of the Income received by the Depository during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i)	first, to make a payment to Buyer in reduction of the Repurchase Price of the Purchased Loans in respect of which such Principal Payment has been received, until the Repurchase Price for such Purchased Loans has been reduced to the Target Price for such Purchased Loans as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment);

(ii)	second, to make a payment on account of the Repurchase Price of any other Purchased Loans as to which the Repurchase Price exceeds the Target Price (for this purpose, making such payment in the order of those Purchased Loans with the largest to smallest excess of Repurchase Price over Target Price), until the aggregate Repurchase Price for all of such Purchased Loans has been reduced to the aggregate Target Price for all of the Purchased Loans, respectively as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sale proceeds); and

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(iii)	third, to remit to Seller the remainder of such Principal Payment or net sale proceeds.

(e) If an Event of Default (other than with respect to Buyer) shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Cash Management Account as follows:

(i)	first, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Business Day;

(ii)	second, to make a payment to Buyer on account of the Repurchase Price of the Purchased Loans until the Repurchase Price for all of the Purchased Loans has been reduced to zero; and

(iii)	third, to remit to Seller the remainder.

6. SECURITY INTEREST

The Buyer and Seller intend that all Transactions hereunder be sales to the Buyer of the Purchased Loans and not loans from the Buyer to Seller secured by the Purchased Loans. However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to the Buyer to secure the payment and performance of all other amounts or obligations owing to the Buyer pursuant to this Agreement and the related documents described herein:

(a) the Purchased Loans, Servicing Agreements, Servicing Records, insurance relating to the Purchased Loans, and collection and escrow accounts relating to the Purchased Loans;

(b) the Hedging Transactions entered into pursuant to this Agreement;

(c) the Cash Management Account and all monies from time to time on deposit in the Cash Management Account;

(d) all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(e) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

The Buyer’s security interest in the Collateral shall terminate only upon termination of the Seller’s obligations under this Agreement and the documents delivered in connection

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herewith and therewith. Upon such termination, the Buyer will be deemed to automatically release its interest in the Portfolio Collateral, without representation or warranty, and the Buyer shall deliver to Seller such UCC termination statements, assignments, bills of sale and other release documents and instruments as the Seller may reasonably request and to return the Purchased Loans to Seller. For purposes of the grant of the security interest pursuant to Section 6 of this Agreement, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Seller, at its sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Buyer upon completion thereof, and (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).

7. PAYMENT, TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the Purchased Loans shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.

(b) [Intentionally Omitted.]

(c) [Intentionally Omitted.]

(d) [Intentionally Omitted.]

(e) On or before each Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit IV; provided, that notwithstanding the foregoing, upon request of the Seller, the Buyer in its sole discretion may elect to permit the Seller to make such delivery by not later than the third (3rd) Business Day after the related Purchase Date, so long as the Seller causes an Acceptable Attorney to deliver to the Buyer and the Custodian an Attorney’s Bailee Letter on or prior to such Purchase Date. In connection with each sale, transfer, conveyance and assignment of a Purchased Loan, on or prior to each Purchase Date with respect to such Purchased Loan, the Seller shall deliver or cause to be delivered and released to the Custodian the following original documents (collectively, the “Purchased Loan File”), pertaining to each of the Purchased Loans identified in the Custodial Delivery delivered therewith:

(i)

The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of              without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last

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Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(ii)	The original of any guarantee executed in connection with the Mortgage Note (if any).

(iii)	The original Mortgage with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller certifying that such represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(iv)	The originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(v)	The original Assignment of Mortgage in blank for each Purchased Loan, in form and substance acceptable to Buyer and signed in the name of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(vi)	The originals of all intervening assignments of mortgage with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(vii)	The original attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable marked commitment to issue the same.

(viii)	The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan.

(ix)	The original assignment of leases and rents, if any, with evidence of recording thereon, or a copy thereof together with an officer’s certificate

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of Seller, certifying that such copy represents a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(x)	The originals of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recording thereon.

(xi)	A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by Seller to have been sent for filing, and UCC assignments executed by Seller in blank, which UCC assignments shall be in form and substance acceptable for filing.

(xii)	An environmental indemnity agreement (if any).

(xiii)	An omnibus assignment in blank (if any).

(xiv)	A disbursement letter from the Mortgagor to the original mortgagee (if any).

(xv)	Mortgagor’s certificate or title affidavit (if any).

(xvi)	A survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy.

(xvii)	A copy of the Mortgagor’s opinion of counsel (if any).

(xviii)	An assignment of permits, contracts and agreements (if any).

In addition, with respect to each Purchased Loan, the Seller shall deliver an instruction letter in the form of Exhibit IX hereto from the Seller to either the Mortgagor or the borrower under such Purchased Loan or the servicer with respect to such Purchased Loan, instructing the Mortgagor, the borrower or the servicer, as applicable, to remit all sums required to be remitted to the holder of such Purchased Loan under the loan documents to the Depository for deposit in the Cash Management Account or as otherwise directed in a written notice signed by Seller and Buyer.

From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with a certificate of an Authorized Representative of the Seller certifying that such copy is a true, correct and complete copy of the original, which has

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been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to (i) complete and record the Assignment of Mortgage, (ii) complete the endorsement of the Mortgage Note and (iii) take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Loans and the related Purchased Loan Files and the Servicing Records. Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or direct that the Purchased Loan Files be deposited directly, with the Custodian. The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Loan Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan File not delivered to Buyer or its designee. The possession of the Purchased Loan File by Seller or its designee is at the will of the Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by the Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Loan to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Loans, is in connection with a repurchase of any Purchased Loan by Seller or as otherwise required by law.

8. SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS

(a) Title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Loans. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Sections 3 or 11 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 hereof.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Loans delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Loan shall remain in the custody of the Seller or an Affiliate of the Seller without consent of the Buyer.

9. [Intentionally Omitted.]

10. REPRESENTATIONS AND WARRANTIES

(a) Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated

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hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect, except where the failure to obtain or maintain such authorizations would not have a material adverse effect on the Seller’s performance under the Transaction Documents and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate in any material respect any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

(b) In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Loans by Buyer from Seller and any Transaction thereunder and as of the date of this Agreement and at all times while this Agreement and any Transaction thereunder is in full force and effect:

(i)	Organization. Seller is duly incorporated, validly existing and in good standing under the laws and regulations of the state of Seller’s incorporation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where the failure to obtain or maintain such licenses, qualifications or good standings would not have a material adverse affect on the Seller’s performance under the Transaction Documents. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)	Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)

Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a material breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any material contractual obligation to which Seller is now a

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party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law.

(iv)	Litigation; Requirements of Law. There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller, the Sponsor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of the Seller, threatened against the Sponsor which may result in any material adverse change in the business, operations, financial condition, properties, or assets of Seller or the Sponsor, or which may have an adverse effect on the validity of the Transaction Documents or the Purchased Securities or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents. Seller is in compliance in all material respects with all Requirements of Law. Neither Seller nor the Sponsor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)	No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to any of the Transaction Documents.

(vi)	Good Title to Purchased Loans. Immediately prior to the purchase of any Purchased Loans by Buyer from Seller, such Purchased Loans are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC, but subject customary exceptions for “permitted liens”), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Loans to Buyer and, upon transfer of such Purchased Loans to Buyer, Buyer shall be the owner of such Purchased Loans free of any adverse claim, but subject to customary exceptions for “permitted liens”. In the event the related Transaction is recharacterized as a secured financing of the Purchased Loans, the provisions of this Agreement are effective to create in favor of the Buyer a valid security interest in all rights, title and interest of the Seller in, to and under the Collateral and the Buyer shall have a valid, perfected first priority security interest in the Purchased Loans.

(vii)	No Default. No Default or Event of Default (other than with respect to Buyer) exists under or with respect to the Transaction Documents.

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(viii)	[Intentionally Omitted.]

(ix)	Representations and Warranties Regarding Purchased Loans; Delivery of Purchased Loan File. Seller represents and warrants to the Buyer that each Purchased Loan sold hereunder and each pool of Purchased Loans sold in a Transaction hereunder, as of each Purchase Date for a Transaction conform to the applicable representations and warranties set forth in Exhibit VI attached hereto, except as disclosed to the Buyer in writing. It is understood and agreed that the representations and warranties set forth in Exhibit VI hereto, if any, shall survive delivery of the respective Purchased Loan File to Buyer or its designee (including the Custodian) to the extent permitted by applicable law. Except to the extent provided in Section 7(e), with respect to each Purchased Loan, the Mortgage Note, the Mortgage (if any), the Assignment of Mortgage (if any) and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered to the Buyer or the Custodian on its behalf. Except to the extent provided in Section 7(e), Seller or its designee is in possession of a complete, true and accurate Purchased Loan File with respect to each Purchased Loan, except for such documents the originals of which have been delivered to the Custodian.

(x)	Adequate Capitalization; No Fraudulent Transfer. Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, or is presently, insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(xi)	Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(xii)	Shareholders. Seller does not have any shareholders other than Sponsor.

(xiii)	Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

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(xiv)	No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans, and (ii) no agreements on the part of the Seller to issue, sell or distribute the Purchased Loans.

(xv)	Federal Regulations. Seller is not (A) an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xvi)	Taxes. Seller has filed or caused to be filed all tax returns which to the knowledge of Seller would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no tax liens have been filed against any of Seller’s assets and, to Seller’s knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

(xvii)	ERISA. Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.

(xviii)	Judgments/Bankruptcy. There are no judgments against Seller or the Sponsor unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller or the Sponsor.

(xix)	Full and Accurate Disclosure. The information contained in the Transaction Documents, or any written statement, in each case furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, is, in all material respects, true and correct.

(xx)	Financial Information. All financial data concerning Seller and the Purchased Loans that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or the Purchased Loans, or in the results of operations of Seller, which change is reasonably likely to have in a material adverse effect on Seller.

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(xxi)	Selection Process. To the Seller’s knowledge, the Purchased Loans were selected from among the outstanding Eligible Loans owned by the Sponsor and its Affiliates as to which the representations and warranties set forth in this Agreement could be made and such selection was not made in a manner so as to affect adversely the interests of Buyer.

(xxii)	Notice Address; Jurisdiction of Organization. On the date of this Agreement, the Seller’s address for notices is located at c/o CBRE Realty Finance, Inc., 185 Asylum Street, 37th Floor, Hartford, CT 06103. Seller’s principal place of business is located at c/o CBRE Realty Finance, Inc., 185 Asylum Street, 37th Floor, Hartford, CT 06103. Seller’s jurisdiction of incorporation is Maryland. The location where the Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address.

(c) On the Purchase Date for any Transaction, Seller shall be deemed to have made all of the representations set forth in Section 10(b) of this Agreement as of such Purchase Date.

11. NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement are no longer in force with respect to any Transaction, Seller shall not without the prior written consent of the Buyer:

(a) take any action which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Loans;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer;

(c) [Intentionally Omitted];

(d) create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Loans, except as described in Section 6 of this Agreement;

(e) create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 of this Agreement;

(f) modify in any material respect or terminate any of the organizational documents of Seller;

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(g) consent or assent to any amendment or supplement to, or termination of, any note, loan agreement, mortgage or guaranty relating to the Purchased Loans or other material agreement or instrument relating to the Purchased Loans;

(h) admit any additional shareholders in Seller, or permit the respective sole shareholder of Seller to assign or transfer all or any portion of its shares in Seller;

(i) [Intentionally Omitted];

(j) after the occurrence and during the continuation of any Default or Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

12. AFFIRMATIVE COVENANTS OF SELLER

(a) Seller shall promptly notify Buyer of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Section 12 shall relieve Seller of its obligations under this Agreement.

(b) Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10.

(c) Seller (1) shall defend the right, title and interest of the Buyer in and to the Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (2) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Loans subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d) Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default (other than Buyer) with respect to Seller as soon as possible but in no event later than the second (2nd) Business Day after obtaining actual knowledge of such event.

(e) [Intentionally Omitted];

(f) With respect to each Purchased Loan which bears interest at a fixed interest rate, Seller shall enter into Hedging Transactions pursuant to a hedging strategy acceptable to Buyer (in Buyer’s reasonable discretion) and pledge such Hedging Transactions to Buyer as Collateral.

(g) Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to Buyer (i) any notice of the occurrence of an event of default under or report received by Seller pursuant to the Purchased Loan Documents; (ii) any notice of transfer of servicing under the Purchased Loan Documents and (iii) any other information with respect to the Purchased Loans as may be reasonably requested by Buyer from time to time.

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(h) [Intentionally Omitted];

(i) At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to the Buyer, duly endorsed in a manner reasonably satisfactory to the Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(j) Seller shall provide Buyer with the following financial and reporting information:

(i)	Within 45 days after the last day of each of the first three fiscal quarters in any fiscal year commencing with the fiscal quarter ending September 30, 2005, Sponsor’s and Seller’s unaudited consolidated statements of income and statements of changes in cash flow for such quarter and balance sheets as of the end of such quarter, in each case presented in accordance with GAAP and certified as being true and correct by an officer’s certificate;

(ii)	Within 90 days after the last day of its fiscal year, commencing with the fiscal year ending December 31, 2005, Sponsor’s and Seller’s audited consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented in accordance with GAAP, and accompanied, in all cases, by an unqualified report of a nationally recognized independent certified public accounting firm consented to by Buyer (such consent not to be unreasonably withheld);

(iii)	Within 45 days after the last day of each calendar quarter in any fiscal year, commencing with the fiscal quarter ending September 30, 2005, any and all property level financial information with respect to the Purchased Loans that is in the possession of the Seller or an Affiliate, including, without limitation, rent rolls and income statements;

(iv)	Within 45 days after the last day of each calendar quarter in any fiscal year, commencing with the fiscal quarter ending September 30, 2005, an officer’s certificate from the Seller addressed to Buyer certifying that, as of the last day of such calendar quarter, (x) Seller is in compliance with all of the terms, conditions and requirements of this Agreement, and (y) no Event of Default has occurred and is continuing; and

(v)	Within 15 days after each month end, a monthly reporting package containing all substantially in the form of Exhibit III attached hereto.

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(k) Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(l) Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(m) Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(n) Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

13. SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

(a) It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.

(b) It has complied and will comply with the provisions of its organizational documents.

(c) It has done or caused to be done and will, to the extent under its control, do all things necessary to observe corporate formalities and to preserve its existence.

(d) It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own tax returns, if any, which are required by law (except to the extent consolidation is required under GAAP or as a matter of law).

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(e) It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other, shall maintain and utilize separate stationery, invoices and checks, and shall pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services.

(f) It has not owned and will not own any property or any other assets other than Purchased Loans, cash and its interest under any associated Hedging Transactions.

(g) It has not engaged and will not engage in any business other than the acquisition, ownership, financing and disposition of Purchased Loans in accordance with the applicable provisions of the Transaction Documents.

(h) It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.

(i) It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents and (B) unsecured trade payables, in an aggregate amount not to exceed $100,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of Purchased Loans; provided, however, that any such trade payables incurred by Seller shall be paid within 60 days of the date incurred.

(j) It has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any shareholder or any Affiliate of any shareholder or any other Person.

(k) It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l) It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control, consolidation or merger with respect to Seller or the Sponsor.

(m) It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(n) It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(o) It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

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(p) The Seller shall not take any of the following actions: (i) permit its shareholders to dissolve or liquidate the Seller, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of the Seller or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(q) It has no liabilities, contingent or otherwise, other than those normal and incidental to the acquisition, ownership, financing and disposition of Purchased Loans.

(r) It has conducted and shall conduct its business consistent with the requirements of being a Single-Purpose Entity.

(s) It shall not maintain any employees.

14. EVENTS OF DEFAULT; REMEDIES

After the occurrence and during the continuance of an Event of Default (other than with respect to Buyer), Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. In the event that:

(i)	Seller fails to repurchase or Buyer fails to transfer Purchased Loans upon the applicable Repurchase Date;

(ii)	Seller fails to comply with Section 4 hereof;

(iii)	Buyer fails, after one Business Day’s notice, to comply with Section 5 hereof;

(iv)	an Act of Insolvency occurs with respect to Seller;

(v)	Seller shall admit its inability to, or its intention not to, perform any of its obligations hereunder;

(vi)	either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Loans, or (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Loans;

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(vii)	in the event that the Buyer or any of its Affiliates is a party to an ISDA Master Agreement with Seller and an event occurs which would constitute an Event of Default, a Termination Event or an Additional Termination Event under any Transaction between Seller and the Buyer or any of its Affiliates, regardless of whether such Transaction is in effect on the date of such occurrence (capitalized terms used in this paragraph (vii) shall have the respective meanings ascribed to them in the ISDA Master Agreement (including respective Schedules and Confirmations) between Seller and the Buyer and/or any of its Affiliates);

(viii)	failure of the Buyer to receive on any Remittance Date the Price Differential for the related period (less any amount of such Price Differential previously paid by Seller to Buyer) (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Loans is insufficient to make such payment and the Seller does not make such payment or cause such payment to be made) (except that such failure shall not be an Event of Default by Seller if sufficient Income, other than Principal Payments, is on deposit in the Cash Management Account and the Depository fails to remit such funds to Buyer);

(ix)	failure of the Seller to make any other payment owing to the Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement which failure is not remedied within the applicable period (in the case of a failure pursuant to Section 4 of this Agreement) or five Business Days (in the case of any other such failure);

(x)	any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, which suspension has a material adverse effect on the financial condition or business operations of Seller;

(xi)	a Change of Control or an Act of Insolvency shall have occurred with respect to the Sponsor;

(xii)

any representation made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations and warranties set forth in Section 10(a)(ix) or (xx) (in the case of (xx), with respect to the affected Purchased Loans only) made by the Seller, which shall not be considered an Event of Default if incorrect or untrue in any material respect, provided the Buyer terminates the related Transaction, as applicable, and repurchases the related Purchased Loans on an Early Repurchase Date no later than three (3) Business Days after receiving

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notice of such incorrect or untrue representation; unless the Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made);

(xiii)	the Sponsor shall fail to observe any of the financial covenants set forth in Section 5 of the Guaranty or shall have defaulted or failed to perform under the Guaranty;

(xiv)	a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $100,000 (in the case of the Seller) or $1 million (in the case of the Sponsor) shall have been rendered against Seller or the Sponsor, and remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer;

(xv)	Sponsor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, which default (A) involves the failure to pay a monetary obligation in excess of $5 million, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract, agreement or transaction; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Sponsor cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xvi)	an “Event of Default” (as such term is defined in the Affiliate Repurchase Agreement) on the part of CBRE Realty Finance Holdings CDO Funding, LLC shall have occurred and is continuing; or

(xvii)	if Seller or Buyer shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after notice thereof to Seller or Buyer from the applicable party or its successors or assigns (each of (i) through (xviii), an “Event of Default”).

(a) If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i)

At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall, if it has not already

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occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)	If Buyer exercises or is deemed to have exercised the option referred to in Section 14(a)(i) of this Agreement:

(A)	Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)	to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Section 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Section 14(a)(iii) of this Agreement); and (C) the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.

(iii)	Upon the occurrence of an Event of Default with respect to Seller, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory any or all of the Purchased Loans or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the Market Value of such Purchased Loans against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Securities effected pursuant to this Section 14(a)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, to consequential damages, including, but not limited to, costs of cover and/or Hedging Transactions, if any; (x) third, to the Repurchase Price; (y) fourth, to the Exit Fee and any other outstanding obligation of Seller to Buyer or its Affiliates; and (z) fifth, to return any excess to Seller.

(iv)	The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with

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the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Loans, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)	Seller shall be liable to Buyer for (A) the amount of all expenses, including reasonable and documented legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller, (B) consequential damages, including, without limitation, all costs incurred in connection with covering transactions or Hedging Transactions, and (C) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default with respect to Seller.

(vi)	Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)	Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the

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Purchased Securities and Purchased Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)	Upon the designation of any Accelerated Repurchase Date, the Buyer may, without prior notice to the Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller. Buyer will give notice to the other party of any set off effected under this Section 14(a)(ix). If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 14(a)(ix) shall be effective to create a charge or other security interest. This Section 14(a)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(b) If an Event of Default occurs and is continuing with respect to Buyer, the following rights and remedies shall be available to Seller:

(i)	Upon tender by Seller of payment of the aggregate Repurchase Price for all Purchased Loans, Buyer’s right, title and interest in such Purchased Loans shall be deemed transferred to Seller, and Buyer shall deliver such Purchased Loans to Seller at Buyer’s expense and take any actions as the Seller may reasonably request to release any security interest created hereunder in favor of the Buyer.

(ii)	If Seller exercises the option referred to in Section 14(b)(i) hereof and Buyer fails to deliver any Purchased Loans to Seller, after three (3) Business Days’ notice to Buyer, Seller may (A) purchase loans (“Replacement Collateral”), that are in as similar an amount and interest rate as is reasonably practicable to such Purchased Loans or (B) in its sole discretion elect, in lieu of purchasing Replacement Collateral, to be deemed to have purchased Replacement Collateral at a price therefor equal to the Market Value of such Purchased Loans as of such date.

(iii)	Buyer shall be liable to Seller for any excess of the price paid (or deemed paid) by Seller for Replacement Collateral therefor over the Repurchase Price for the Purchased Loans replaced thereby.

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15. SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16. RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

17. NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) or other electronic transmission provided that such telecopied or other electronic notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 17. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of telecopier or other electronic transmission, upon receipt of answerback confirmation or other receipt, provided that such telecopied or electronic notice was also

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delivered as required in this Section 17. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

18. ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19. NON-ASSIGNABILITY

(a) The rights and obligations of the Seller under the Transaction Documents and under any Transaction shall not be assigned by the Seller without the prior written consent of the Buyer.

(b) Buyer shall be entitled to assign its rights and obligations under the Transaction Documents and/or under any Transaction to any other Person or issue one or more participation interests with respect to any or all of the Transactions and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts due to Buyer; provided, however, that (i) Buyer shall act as exclusive agent for all assignees and participants in any dealings with Seller in connection with such Transactions and (ii) Seller shall not be obligated to deal directly with any party other than Buyer in connection with such Transactions, or to pay or reimburse Buyer for any costs that would not have been incurred by Buyer had no participation interests in such Transactions been issued. Seller shall cooperate with any reasonable request of Buyer in connection with any such assignment or participation.

(c) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

20. GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws including NewYork General Obligations laws Sections 5-1401 and 5-1402, but otherwise without regard to the conflict of laws doctrine applied in such state.

21. NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or

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waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

22. USE OF EMPLOYEE PLAN ASSETS

(a) If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited financial statement and its most recent subsequent unaudited financial statement.

(c) By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

23. INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

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(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

24. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

25. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and

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irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 25 shall affect the right of the Buyer to serve legal process in any other manner permitted by law or affect the right of the Buyer to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

26. NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

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27. INDEMNITY

The Seller hereby agrees to indemnify the Buyer, the Buyer’s designee and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income and franchise taxes of the Buyer), fees, costs, expenses (including reasonable and documented attorneys fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to indemnify and hold Buyer harmless from and against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Buyer’s gross negligence or willful misconduct. In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, Seller will save, indemnify and hold Buyer harmless from and against all expense (including reasonable attorneys’ fees), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller hereby acknowledges that, the obligation of Seller hereunder is a recourse obligation of Seller.

28. DUE DILIGENCE

Seller agrees that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted, upon 2 Business Days prior written request, during normal business hours and subject to the Seller’s normal security and confidentiality procedures to examine, inspect, and make copies and extracts of, the Purchased Loan Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of Seller, any other servicer or subservicer and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Loan Files and the Purchased Loans. Without limiting the generality of the foregoing, Seller agrees that Buyer may enter into Transactions with the Seller

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based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans. Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third party underwriter reasonably acceptable to Seller in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of Seller. In addition, Seller shall provide Buyer with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports as Buyer may reasonably request. Seller also agrees to reimburse Buyer as and when billed by Buyer for any and all out-of-pocket costs and expenses reasonably incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Loans pursuant to this Section 28 and the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its counsel; provided, that with respect to such costs and expenses relating to due diligence reviews prior to any Event of Default, Seller shall only be required to reimburse Buyer for such costs and expenses relating to two due diligence reviews during any 12 month period.

29. SERVICING

(a) Notwithstanding the purchase and sale of the Purchased Loans hereby, Seller or Sponsor or any other third party servicer approved by Buyer shall continue to service the Purchased Loans for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate the Purchased Loans prior to the Repurchase Date pursuant to Section 8, Buyer’s assigns; provided, however, that the obligations of Seller or Sponsor to service any of the Purchased Loans shall cease, upon the payment by Seller to Buyer of the Repurchase Price therefor. Seller shall service or cause the servicer to service the Purchased Loans in accordance with Accepted Servicing Practices approved by Buyer in the exercise of its reasonable business judgment.

(b) Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements (the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement. Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of the Seller or its designee to service in conformity with this Section and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c) Upon the occurrence and continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Loans on a servicing released basis or (ii)terminate the Seller (in its capacity as servicer) or any sub-servicer of the Purchased Loans with or without cause, in each case without payment of any termination fee.

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(d) Seller shall not employ sub-servicers (other than the Sponsor) to service the Purchased Loans without the prior written approval of Buyer. If the Purchased Loans are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest in the Servicing Agreements in the Purchased Loans to Buyer.

(e) Seller shall cause any sub-servicers engaged by Seller to execute a letter agreement with Buyer acknowledging Buyer’s security interest and agreeing that it shall deposit all Income with respect to the Purchased Loans in the Cash Management Account.

(f) The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

30. MISCELLANEOUS

(a) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(b) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(c) Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable and documented fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder. Seller agrees to pay Buyer on demand all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Loans, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Cash Management Account and registering the Collateral in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(d) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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(e) This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

BUYER:

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

SELLER:

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING, LLC, a Delaware limited liability company

By:	CBRE Realty Finance TRS, Inc., a Delaware corporation, its sole member

By:
Name:
Title:

Dated August 30, 2005

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ANNEXES AND EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Monthly Reporting Package

EXHIBIT IV	Form of Custodial Delivery

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Loans

EXHIBIT VII	Collateral Information

EXHIBIT VIII	Advance Procedure

EXHIBIT IX	Form of Re-Direction Letter

FINAL VERSION

ANNEX I

Names and Addresses for Communications Between Parties

Buyer:

Deutsche Bank AG, Cayman Islands Branch
60 Wall Street, 10th Floor
New York, New York 10005
	Attention:	Tom Traynor
	Telephone:	(212) 250-5125
	Telecopy:	(212) 797-4461

With copies to:

Deutsche Bank AG, Cayman Islands Branch
60 Wall Street
New York, New York 10005
	Attention:	General Counsel

and

Sidley Austin Brown & Wood LLP
787 Seventh Avenue
New York, New York 10019
	Attention:	Brian Krisberg, Esq.
	Telephone:	(212) 839-8735
	Telecopy:	(212) 839-5599
Seller:

CBRE Realty Finance TRS Warehouse Funding, LLC
c/o CBRE Realty Finance Inc.
185 Asylum Street, 37th Floor
Hartford, CT 06103
	Attention:	Thomas Podgorski
	Telephone:	(860) 275-6203
	Telecopy:	(860) 275-6225

With a copy to:

Dechert LLP
1717 Arch Street
4000 Bell Atlantic Tower
Philadelphia, PA 19103
	Attention:	Richard D. Jones
	Telephone:	(215) 994-2501
	Telecopy:	(215) 994-2222

EXHIBIT I

CONFIRMATION STATEMENT

DEUTSCHE BANK AG,

Cayman Islands Branch

Ladies and Gentlemen:

Deutsche Bank AG, Cayman Islands Branch, is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which Deutsche Bank AG, Cayman Islands Branch shall purchase from you the Purchased Securities and/or Purchased Loans identified in the Master Repurchase Agreement, dated as of August 30, 2005 (the “Agreement”), between Deutsche Bank AG, Cayman Islands Branch (the “Buyer”) and CBRE Realty Finance TRS Warehouse Funding, LLC (the “Seller”) as follows below and on the attached Schedule 1. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	, 200

Purchased Loans:	As identified on attached Schedule 1

Aggregate Principal Amount of Purchased Loans:	As identified on attached Schedule 1

Repurchase Date:

Purchase Price:	$

Pricing Rate:	one month LIBOR plus %

Buyer’s Margin Percentage:	As identified in Schedule 2

Margin Notice Deadline:	11:00 a.m.

Governing Agreements:	As identified on attached Schedule 1

Name and address for communications:	Buyer:	Deutsche Bank AG, Cayman Islands Branch
60 Wall Street
New York, New York 10005
Attention: Tom Traynor
Telephone: (212) 250-5125
Telecopy: (212) 797-4461

	Seller:	CBRE Realty Finance TRS Warehouse
Funding, LLC
c/o CBRE Realty Finance Inc.
185 Asylum Street, 37th Floor
Hartford, CT 06103
Attention: Thomas Podgorski
Telephone: (860) 275-6203
Telecopy: (860) 275-6225

FINAL VERSION

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING, LLC, a Delaware limited liability company

By:	CBRE Realty Finance TRS, Inc.,
a Delaware corporation, its sole member

By:
Name:
Title:

2

FINAL VERSION

Schedule 1 to Confirmation Statement

Purchased Loans:

Aggregate Principal Amount:

3

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

FINAL VERSION

EXHIBIT III

MONTHLY REPORTING PACKAGE

[SAMPLE TO BE ATTACHED]

FINAL VERSION

EXHIBIT IV

FORM OF CUSTODIAL DELIVERY

On this      of              , 200   , CBRE Realty Finance TRS Warehouse Funding, LLC, as Seller under that certain Master Repurchase Agreement, dated as of August 30, 2005 (the “Repurchase Agreement”) between Deutsche Bank AG, Cayman Islands Branch (“Buyer”) and CBRE Realty Finance TRS Warehouse Funding, LLC, does hereby deliver to LaSalle Bank National Association (“Custodian”), as custodian under that certain Custodial Agreement, dated as of August 30, 2005 (the “Custodial Agreement”), among Buyer, Custodian and CBRE Realty Finance TRS Warehouse Funding, LLC, the Purchased Loan Files with respect to the Purchased Loans to be purchased by Buyer pursuant to the Repurchase Agreement, which Purchased Loans are listed on the Purchased Loan Schedule attached hereto and which Purchased Loans shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Purchased Loan Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Loan Files to ascertain delivery of the documents listed in Section 3(g) to the Custodial Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

IN WITNESS WHEREOF, the Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

CBRE REALTY FINANCE TRS
WAREHOUSE FUNDING, LLC, a Delaware limited liability company

By:	CBRE Realty Finance TRS, Inc., a
Delaware corporation, its sole member

By:
Name:
Title:

FINAL VERSION

EXHIBIT V

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that CBRE Realty Finance TRS Warehouse Funding, LLC (“Seller”), does hereby appoint Deutsche Bank AG, Cayman Islands Branch (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do pursuant to Section 14 of the Master Repurchase Agreement dated as of August 30, 2005 (the “Repurchase Agreement”), among Buyer, CBRE Realty Finance TRS Warehouse Funding, LLC with respect to (i) the completion of the endorsements of the Mortgage Notes and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages and (iii) the enforcement of the Seller’s rights under the Purchased Loans purchased by Buyer pursuant to the Repurchase Agreement, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Loans, the related Purchased Loan Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OF FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as a deed this      day of                      , 2005.

CBRE REALTY FINANCE TRS
WAREHOUSE FUNDING, LLC, a Delaware limited liability company

By:	CBRE Realty Finance TRS, Inc., a
Delaware corporation, its sole member

By:
Name:
Title:

EXHIBIT VI

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED LOAN

1. Purchased Loan Schedule and Collateral Information. As of the Purchase Date, the information set forth in the Purchased Loan Schedule and the Collateral Information is complete, true and correct in all material respects.

2. Whole Loan; Ownership of Purchased Loans. Each Purchased Loan is a whole loan and not a participation interest in a whole loan. Immediately prior to the transfer to the Buyer of the Purchased Loans, the Seller had good title to, and was the sole owner of, each Purchased Loan. The Seller has full right, power and authority to transfer and assign each of the Purchased Loans to or at the direction of the Buyer and has validly and effectively conveyed (or caused to be conveyed) to the Buyer or its designee all of the Seller’s legal and beneficial interest in and to the Purchased Loans free and clear of any and all pledges, liens, charges, security interests and/or other encumbrances. The sale of the Purchased Loans to the Buyer or its designee does not require the Seller to obtain any governmental or regulatory approval or consent that has not been obtained.

3. Payment Record. No scheduled payment of principal and interest under any Purchased Loan was 30 days or more past due as of the Purchase Date without giving effect to any applicable grace period, and no Purchased Loan was 30 days or more delinquent in the twelve-month period immediately preceding the Purchase Date.

4. Lien; Valid Assignment. The Mortgage related to and delivered in connection with each Purchased Loan constitutes a valid and, subject to the exceptions set forth in paragraph 13 below, enforceable first priority lien upon the related Mortgaged Property, prior to all other liens and encumbrances, except for:

(a) the lien for current real estate taxes and assessments not yet due and payable,

(b) covenants, conditions and restrictions, rights of way, easements and other matters that are of public record and/or are referred to in the related lender’s title insurance policy,

(c) exceptions and exclusions specifically referred to in such lender’s title insurance policy, and (d) other matters to which like properties are commonly subject, none of which matters referred to in clauses (b), (c) or

(d) materially interferes with the security intended to be provided by such Mortgage or the marketability or current use of the Mortgaged Property or the current ability of the Mortgaged Property to generate operating income sufficient to service the Purchased Loan debt (the foregoing items (a) through (d) being herein referred to as the “Permitted Encumbrances”).

FINAL VERSION

The related assignment of such Mortgage executed and delivered in favor of the Buyer is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such Mortgage. Such Mortgage, together with any separate security agreements, chattel mortgages or equivalent instruments, establishes and creates a valid and, subject to the exceptions set forth in paragraph 13 below, enforceable security interest in favor of the holder thereof in all of the related Mortgagor’s personal property used in, and reasonably necessary to operate the related Mortgaged Property. A Uniform Commercial Code financing statement has been filed and/or recorded in all places necessary to perfect a valid security interest in such personal property, and such security interest is a first or second priority security interest, subject to any prior purchase money security interest in such personal property and any personal property leases applicable to such personal property. Notwithstanding the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements are required in order to effect such perfection.

5. Assignment of Leases and Rents. The assignment of leases and rents (“Assignment of Rents”) set forth in the Mortgage (or in a separate instrument) and related to and delivered in connection with each Purchased Loan establishes and creates a valid, subsisting and, subject to the exceptions set forth in paragraph 13 below, enforceable first or second priority perfected lien and first or second priority perfected security interest in the related Mortgagor’s interest in all leases, sub-leases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property subject to the related Mortgage, and each assignor thereunder has the full right to assign the same. The related assignment of any Assignment of Leases, not included in a Mortgage, executed and delivered in favor of the Buyer is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such Assignment of Leases.

6. Mortgage Status; Waivers and Modifications. No Mortgage has been satisfied, canceled, rescinded or subordinated in whole or in material part, and the related Mortgaged Property has not been released by Seller from the lien of such Mortgage, in whole or in material part, nor has any instrument been executed by Seller that would effect any such satisfaction, cancellation, subordination, rescission or release except for any partial reconveyances of portions of the real property that do not materially adversely affect the value of the property. None of the terms of any Mortgage Note, Mortgage or Assignment of Leases have been impaired, waived, altered or modified in any respect, except by written instruments, all of which are included in the related Mortgage File.

7. Condition of Property; Condemnation. Except as set forth in an engineering report prepared in connection with the origination of the related Purchased Loan, each Mortgaged Property is, to the Seller’s knowledge, free and clear of any damage that would materially and adversely affect its value as security for the related Purchased Loan (normal wear and tear excepted). The Seller has received no notice of any pending or threatened proceeding for the condemnation of all or any material portion of any Mortgaged Property. To the Seller’s knowledge (based on surveys and/or title insurance obtained in connection with the origination of the Purchased Loans to the extent received) as of the date of the origination of each Purchased

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FINAL VERSION

Loan, all of the material improvements on the related Mortgaged Property which were considered in determining the appraised value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of such property, except for encroachments that are insured against by the lender’s title insurance policy referred to herein or that do not materially and adversely affect the value or marketability of such Mortgaged Property, and no improvements on adjoining properties materially encroached upon such Mortgaged Property so as to materially and adversely affect the value or marketability of such Mortgaged Property, except those encroachments that are insured against by the Title Policy referred to herein.

8. Title Insurance. Each Mortgaged Property is covered by an American Land Title Association (or an equivalent form thereof as adopted in the applicable jurisdiction) lender’s or owner’s title insurance policy (the “Title Policy”), as the case may be, in the original principal amount of the related Purchased Loan after all advances of principal. Each Title Policy insures that the related Mortgage is a valid first priority lien on such Mortgaged Property, subject only to the exceptions stated therein (or an escrow letter or a marked up title insurance commitment on which the required premium has been paid exists which evidences that such Title Policy will be issued). Each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and, to the Seller’s knowledge, no material claims have been made thereunder and no claims have been paid thereunder. No holder of the related Mortgage has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Immediately following the transfer and assignment of the related Purchased Loan to the Buyer, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Buyer without the consent of or notice to the insurer.

9. No Holdbacks. The proceeds of each Purchased Loan have been fully disbursed and there is no obligation for future advances with respect thereto. With respect to each Purchased Loan, any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any funds escrowed for such purpose that were to have been complied with on or before the Purchase Date have been complied with, or any such funds so escrowed have not been released.

10. Mortgage Provisions. To the extent applicable, the Mortgage Note or Mortgage for each Purchased Loan, together with applicable state law, contains customary and enforceable provisions for comparable mortgaged properties similarly situated (subject to the exceptions set forth in paragraph 13) such as would be expected to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

11. Buyer under Deed of Trust. To the extent applicable, if any Mortgage is a deed of trust, (1) a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage, and (2) no fees or expenses are payable to such trustee by the Seller, the Buyer or any transferee thereof except in connection with a trustee’s sale after default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for the related Purchased Loan.

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FINAL VERSION

12. Environmental Conditions. An environmental site assessment (or an update of a previous assessment) was performed with respect to each Mortgaged Property in connection with the origination of the related Purchased Loan, a report of each such assessment (an “Environmental Report”) has been delivered to the Buyer, and to Seller’s knowledge there is no material and adverse environmental condition or circumstance affecting any Mortgaged Property that was not disclosed in such report. Each Mortgage contains customary terms requiring the related Mortgagor to comply with all applicable federal, state and local environmental laws and regulations. Where such assessment disclosed the existence of a material and adverse environmental condition or circumstance affecting any Mortgaged Property, (i) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance, (ii) the related Mortgagor was required either to provide additional security and/or to obtain an operations and maintenance plan or (iii) the related Mortgagor provided evidence that applicable federal, state or local governmental authorities would not take any action, or require the taking of any action, in respect of such condition or circumstance. The related Purchased Loan Documents contain provisions pursuant to which the related borrower or a principal of such borrower has agreed to indemnify the mortgagee for damages resulting from violations of any applicable Environmental Laws.

13. Loan Document Status. Each Mortgage Note, Mortgage and other agreement that evidences or secures a Purchased Loan and that was executed by or on behalf of the related Mortgagor is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and there is no valid defense, counterclaim or right of offset or rescission available to the related Mortgagor with respect to such Mortgage Note, Mortgage or other agreements.

14. Insurance. Each Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by (a) a customary fire and extended perils insurance policy issued by an insurer meeting the requirements of such Purchased Loan providing coverage against loss or damage sustained by reason of fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles and smoke, and, to the extent required as of the date of origination by the originator of such Purchased Loan consistent with its normal commercial mortgage lending practices, against other risks insured against by persons operating like properties in the locality of the Mortgaged Property in an amount not less than the lesser of the principal balance of the related Purchased Loan and the replacement cost (not allowing for depreciation) of the Mortgaged Property, and not less than the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property; (b) a customary business interruption or rental loss insurance policy, in an amount at least equal to six months of operations of the Mortgaged Property (other than manufactured housing communities); (c) a customary flood insurance policy (if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as having special flood hazards) and (d) a customary comprehensive general liability insurance policy in amounts as are generally required by commercial mortgage lenders, and in any event not less than $1 million per occurrence. Such insurance policy contains a standard mortgagee clause that names

4

FINAL VERSION

the Mortgagee as an additional insured and that requires at least thirty days’ (in the case of termination or cancellation other than for nonpayment of premiums) and at least ten days’ (in the case of termination or cancellation for nonpayment of premiums) prior notice to the holder of the Mortgage, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured. Each Mortgage obligates the related Mortgagor to maintain all such insurance and, upon such Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Other than as set forth in paragraph 17(h) hereof, each Mortgage provides that casualty insurance proceeds will be applied either to the restoration or repair of the related Mortgaged Property or to the reduction or defeasance of the principal amount of the Purchased Loan.

15. Taxes and Assessments. There are no delinquent or unpaid taxes or assessments (including assessments payable in future installments), or other outstanding charges affecting any Mortgaged Property which are or may become a lien of priority equal to or higher than the lien of the related Mortgage except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP. For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be first payable thereon.

16. Mortgagor Bankruptcy. To the knowledge of the Seller, no Mortgagor is a debtor in any state or federal bankruptcy or insolvency proceeding.

17. Leasehold Estate. Each Mortgaged Property consists of the related Mortgagor’s fee simple estate in real estate or, if the related Purchased Loan is secured in whole or in part by the interest of a Mortgagor as a lessee under a ground lease of a Mortgaged Property (a “Ground Lease”), by the related Mortgagor’s interest in the Ground Lease but not by the related fee interest in such Mortgaged Property (the “Fee Interest”). With respect to any Purchased Loan secured by a Ground Lease but not by the related Fee Interest:

a.	Such Ground Lease or a memorandum thereof has been duly recorded; such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) permits the current use of the Mortgaged Property and permits the interest of the lessee thereunder to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely effect the security provided by the related Mortgage by limiting in any way its current use; and there has been no material change in the payment terms of such Ground Lease since the origination of the related Purchased Loan, with the exception of material changes reflected in written instruments that are a part of the related Mortgage File;

b.	The lessee’s interest in such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than Permitted Encumbrances;

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FINAL VERSION

c.	The Mortgagor’s interest in such Ground Lease is assignable to the Buyer and its successors and assigns upon notice to, but without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Purchase Date) and, in the event that it is so assigned, is further assignable by the Buyer and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor;

d.	Such Ground Lease is in full force and effect, and the Seller has received no notice that an event of default has occurred thereunder, and, to the Seller’s knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease;

e.	Such Ground Lease, or an estoppel letter or other agreement, (A) requires the lessor under such Ground Lease to give notice of any default by the lessee to the mortgagee, provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease to the extent such Ground Lease requires such notice, further (B) provides that no notice of termination given under such Ground Lease (including rejection of such Ground Lease in a bankruptcy proceeding) is effective against the holder of the Mortgage unless a copy of such notice has been delivered to such holder and the lessor has offered to enter into a new lease with such holder on terms that do not materially vary from the economic terms of the Ground Lease;

f.	A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice of any such default, before the lessor thereunder may terminate such Ground Lease;

g.	Such Ground Lease has an original term (including any extension options set forth therein) which extends not less than twenty years beyond the stated maturity date of the related Purchased Loan;

h.	Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds or condemnation award other than in respect of a total loss will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a Buyer appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender for conduit programs), or to the payment or defeasance of the outstanding principal balance of the Purchased Loan together with any accrued interest thereon; i. Such Ground Lease does not impose any restrictions on subletting which would be viewed as commercially unreasonable by prudent commercial mortgage lenders in the lending area where the Mortgaged Property is located; and

6

FINAL VERSION

i.	Such Ground Lease does not impose any restrictions on subletting which would be viewed as commercially unreasonable by prudent commercial mortgage lenders in the lending area where the Mortgaged Property is located; and

j.	Such Ground Lease provides, or the lessor has otherwise agreed, that such Ground Lease may not be amended or modified in any fashion materially adverse to the interest of the mortgagee without the prior written consent of the mortgagee under such Purchased Loan.

18. Escrow Deposits. All escrow deposits and payments relating to each Purchased Loan that are, as of the Purchase Date required to be deposited or paid have been so deposited or paid.

19. Purchased Loan Modifications. Any Purchased Loan that was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code either (a) was modified as a result of the default or reasonably foreseeable default of such Purchased Loan or (b) satisfies the provisions of either clause (a)(i) of paragraph 19 (substituting the date of the last such modification for the date the Purchased Loan was originated) or clause (a)(ii) of paragraph 19, including the proviso thereto.

20. Advancement of Funds by the Seller. No holder of a Purchased Loan has advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by such Purchased Loan.

21. No Mechanics’ Liens. As of the date of the Mortgage, and to the actual knowledge of the Seller as of the Purchase Date, each Mortgaged Property is free and clear of any and all mechanics’ and materialmen’s liens that are prior or equal to the lien of the related Mortgage, and no rights are outstanding that under law could give rise to any such lien that would be prior or equal to the lien of the related Mortgage except, in each case, for liens insured against by the Title Policy referred to herein or otherwise bonded.

22. Compliance with Usury Laws. Each Purchased Loan complied with, or is exempt from, all applicable usury laws in effect at its date of origination.

23. Cross-collateralization; Cross-default. No Purchased Loan is cross-collateralized or cross-defaulted with any loan other than one or more other Purchased Loans.

24. Releases of Mortgaged Property. Except as described in the next sentence, no Mortgage Note or Mortgage requires the mortgagee to release all or any material portion of the related Mortgaged Property from the lien of the related Mortgage except upon payment in full or defeasance of all amounts due under the related Purchased Loan. The Mortgages relating to those Purchased Loans identified on the Purchased Loan Schedule require the mortgagee to grant releases of portions of the related Mortgaged Properties upon (a) the satisfaction of certain legal and underwriting requirements and (b) except where the portion of the Mortgaged Property permitted to be released was not considered by the Seller to be material in the underwriting of the Purchased Loan, either (1) the payment of a release price set forth therein and prepayment consideration in connection therewith or (2) the partial defeasance of such Purchased Loan.

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FINAL VERSION

No Purchased Loan permits the release or substitution of collateral if such release or substitution (a) would create a “significant modification” of such Purchased Loan within the meaning of Treas. Reg. §1.1001 3 or (b) would cause such Purchased Loan not to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (without regard to clauses (A)(i) or (A)(ii) thereof).

25. No Equity Participation or Contingent Interest. Except as disclosed to Buyer, no Purchased Loan contains any equity participation by the lender or provides for negative amortization or for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property.

26. No Material Default. To the Seller’s knowledge, there exists no material default, breach, violation or event of acceleration (and no event which, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the Purchased Loan, in any such case to the extent the same materially and adversely affects the value of the Purchased Loan and the related Mortgaged Property; provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by the Seller in any of paragraphs 3, 7, 12, 14, 15 and 17 of this Exhibit VI.

27. Inspections. The Seller (or if the Seller is not the originator, the originator of the Purchased Loan) has inspected or caused to be inspected each Mortgaged Property in connection with the origination of the related Purchased Loan.

28. Local Law Compliance. Based on due diligence considered reasonable by prudent commercial mortgage lenders in the lending area where each Mortgaged Property is located, the improvements located on or forming part of each Mortgaged Property complies with applicable zoning laws and ordinances, or constitutes a legal non-conforming use or structure or, if any such improvement does not so comply, such non-compliance does not materially and adversely affect the value of the related Mortgaged Property as determined by the appraisal performed at origination.

29. Junior Liens. None of the Purchased Loans permits the related Mortgaged Property to be encumbered by any lien junior to or of equal priority with the lien of the related Mortgage without the prior written consent of the holder thereof or the satisfaction of debt service coverage or similar criteria specified therein. To Seller’s knowledge, none of the Mortgaged Properties is encumbered by any lien junior to the lien of the related Mortgage. Each Purchased Loan contains a “due on sale” clause that provides for the acceleration of the payment of the unpaid principal balance of the Purchased Loan if, without the prior written consent of the holder of the Purchased Loan, the related Mortgaged Property is transferred or sold.

30. Actions Concerning Purchased Loans. To the knowledge of the Seller, there are no actions, suits or proceedings pending or threatened before any court, administrative agency or arbitrator concerning any Purchased Loan or related Mortgagor or Mortgaged Property that might adversely affect title to the Purchased Loan or the validity or enforceability of the related Mortgage or that might materially and adversely affect the value of the Mortgaged Property as security for the Purchased Loan or the use for which the premises were intended.

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FINAL VERSION

31. Servicing. The servicing and collection practices used by the Seller have been in all material respects legal, proper and prudent and have met customary industry standards for servicing of commercial Purchased Loans for conduit programs.

32. Licenses and Permits. To the Seller’s knowledge, as of the date of origination of each Purchased Loan, the related Mortgagor was in possession of all material licenses, permits and franchises required by applicable law for the ownership and operation of the related Mortgaged Property as it was then operated.

33. Non-Recourse Exceptions. The Purchased Loan Documents for each Purchased Loan provide that such Purchased Loan constitutes the non-recourse obligations of the related obligor thereon except that either (i) such provision does not apply in the case of fraud by the Mortgagor or (ii) such documents provide that the Mortgagor shall be liable to the holder of the Purchased Loan for losses incurred as a result of fraud by the Mortgagor.

34. Single Purpose Entity. The Mortgagor on each Purchased Loan with an outstanding principal balance in excess of $10 million, was, as of the origination of the Purchased Loan, a Single Purpose Entity. For this purpose, a “Single Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more Mortgaged Properties securing the Purchased Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage or the other related Purchased Loan documents, that it has its own books and records and accounts separate and apart from any other person, and that it holds itself out as a legal entity, separate and apart from any other person.

Each borrower of a Purchased Loan in excess of $10,000,000 is an entity which has represented in connection with the origination of the Purchased Loan, or whose organizational documents as of the date of origination of the Purchased Loan provide that so long as the Purchased Loan is outstanding it will have at least one independent director.

35. Separate Tax Parcels. Each Mortgaged Property constitutes one or more complete separate tax lots or is subject to an endorsement under the related title insurance policy.

36. Operating or Financial Statement. The related Purchased Loan Documents require the related borrower to furnish to the mortgagee at least annually an operating statement with respect to the related Mortgaged Property.

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EXHIBIT VII

COLLATERAL INFORMATION

Loan ID #:

Borrower Name:

Borrower Address:

Borrower City:

Borrower State:

Borrower Zip Code:

Recourse?

Guaranteed?

Related Borrower Name(s):

Original Principal Balance:

Note Date:

Loan Date:

Loan Type (e.g. fixed/arm):

Current Principal Balance:

Current Interest Rate (per annum):

Paid to date:

Annual P&I:

Next Payment due date:

Index (complete whether fixed or arm):

Gross Spread/Margin (complete whether fixed or arm):

Life Cap:

Life Floor:

Periodic Cap:

Periodic Floor:

Rounding Factor:

Lookback (in days):

Interest Calculation Method (e.g., Actual/360):

Interest rate adjustment frequency:

P&I payment frequency:

First P&I payment due:

First interest rate adjustment date:

First payment adjustment date:

Next interest rate adjustment date:

Next payment adjustment date:

Conversion Date:

Converted Interest Rate Index:

Converted Interest Rate Spread:

Maturity date:

Loan term:

Amortization term:

Hyper-Amortization Flag:

Hyper-Amortization Term:

Hyper-Amortization Rate Increase:

Balloon Amount:

FINAL VERSION

COLLATERAL INFORMATION

Balloon LTV:

Prepayment Penalty Flag:

Prepayment Penalty Text:

Lockout Period:

Lien Position:

Fee/Leasehold:

Ground Lease Expiration Date:

CTL (Yes/No):

CTL Rating (Moody’s):

CTL Rating (Duff):

CTL Rating (S&P):

CTL Rating (Fitch):

Lease Guarantor:

CTL Lease Type (NNN, NN, Bondable):

Property Name:

Property Address:

Property City:

Property Zip Code:

Property Type (General):

Property Type (Specific):

Cross-collateralized (Yes/No)*:

Property Size:

Year built:

Year renovated:

Actual Average Occupancy:

Occupancy Rent Roll Date:

Underwritten Average Occupancy:

Largest Tenant:

Largest Tenant SF:

Largest Tenant Lease Expiration:

2nd Largest Tenant:

2nd Largest Tenant SF:

2nd Largest Tenant Lease Expiration:

3rd Largest Tenant:

3rd Largest Tenant SF:

3rd Largest Tenant Lease Expiration:

Underwritten Average Rental Rate/ADR:

Underwritten Vacancy/Credit Loss:

Underwritten Other Income:

Underwritten Total Revenues:

Underwritten Replacement Reserves:

Underwritten Management Fees:

*	If yes, give property information on each property covered and in aggregate as appropriate. Loan ID’s should be denoted with a suffix letter to signify loans/collateral.

2

FINAL VERSION

COLLATERAL INFORMATION

Underwritten Franchise Fees:

Underwritten Total Expenses:

Underwritten Leasing Commissions:

Underwritten Tenant Improvement Costs:

Underwritten NOI:

Underwritten NCF:

Underwritten Debt Service Constant:

Underwritten DSCR at NOI:

Underwritten DSCR at NCF:

Underwritten NOI Period End Date:

Hotel Franchise:

Hotel Franchise Expiration Date:

Appraiser Name:

Appraised Value:

Appraisal Date:

Appraisal Cap Rate:

Appraisal Discount Rate:

Underwritten LTV:

Environmental Report Preparer:

Environmental Report Date:

Environmental Report Issues:

Architectural and Engineering Report Preparer:

Architectural and Engineering Report Date:

Deferred Maintenance Amount:

Ongoing Replacement Reserve Requirement per A&E Report:

Immediate Repairs Escrow % (e.g. 125%):

Replacement Reserve Annual Deposit:

Replacement Reserve Balance:

Tenant Improvement/Leasing Commission Annual Deposits:

Tenant Improvement/Leasing Commission Balance:

Taxes paid through date:

Monthly Tax Escrow:

Tax Escrow Balance:

Insurance paid through date:

Monthly Insurance Escrow:

Insurance Escrow Balance:

Reserve/Escrow Balance as of Date:

Probable Maximum Loss %:

Covered by Earthquake Insurance (Yes/No):

Number of times 30 days late in last 12 months:

Number of times 60 days late in last 12 months:

Number of times 90 days late in last 12 months:

Servicing Fee:

Notes:

3

EXHIBIT VIII

ADVANCE PROCEDURE

Final Approval of New Collateral Which is an Eligible Security/Preliminary Approval of New Collateral Which is an Eligible Loan.

(a) Seller may, from time to time, submit to Buyer a Preliminary Due Diligence Package for Buyer’s review and approval in order to enter into a Transaction with respect to any New Collateral that Seller proposes to be included as Collateral under the Agreement.

(b) Upon Buyer’s receipt of a complete Preliminary Due Diligence Package, Buyer, within five (5) Business Days, shall have the right to request, in Buyer’s good faith business judgment, additional diligence materials and deliveries that Buyer shall specify on a Supplemental Due Diligence List. Upon Buyer’s receipt of all of the Diligence Materials or Buyer’s waiver thereof, Buyer within ten (10) Business Days and following receipt of internal credit approval, shall either (i) notify Seller of the Purchase Price and the Market Value for the New Collateral or (ii) deny, in Buyer’s sole and absolute discretion, Seller’s request for a Transaction. Buyer’s failure to respond to Seller within ten (10) Business Days, as applicable, shall be deemed to be a denial of Seller’s request for an Advance, unless Buyer and Seller have agreed otherwise in writing.

Final Approval of New Collateral which is an Eligible Loan. Upon Buyer’s notification to Seller of the Purchase Price and the Market Value for any New Collateral which is an Eligible Loan, Seller shall, if Seller desires to enter into a Transaction with respect to such New Collateral, satisfy the conditions set forth below (in addition to satisfying the conditions precedent to obtaining each advance, as set forth in Section 3(b) of this Agreement) as a condition precedent to Buyer’s approval of such New Collateral as Collateral, all in a manner reasonably satisfactory to Buyer and pursuant to documentation reasonably satisfactory to Buyer:

(c) Delivery of Purchased Loan Documents. Seller shall deliver to Buyer: (i) with respect to New Collateral that is Pre-Existing Collateral, each of the Purchased Loan Documents, except Purchased Loan Documents that Seller expressly and specifically disclosed in Seller’s Preliminary Due Diligence Package were not in Seller’s possession; and (ii) with respect to New Collateral that is Originated Collateral, each of the Purchased Loan Documents.

(d) Environmental and Engineering. Buyer shall have received a “Phase 1” (and, if necessary, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer or environmental consultant reasonably approved by Buyer.

(e) Appraisal. Buyer shall have received either an appraisal approved by Buyer (or a Draft Appraisal), each by an MAI appraiser. If Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall deliver an appraisal approved by Buyer by an MAI appraiser on or before thirty (30) days after the Purchase Date.

FINAL VERSION

(f) Insurance. Buyer shall have received certificates or other evidence of insurance demonstrating insurance coverage in respect of the Mortgaged Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Loan Documents. Such certificates or other evidence shall indicate that Seller will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Loan Documents.

(g) Survey. Buyer shall have received all surveys of the Mortgaged Property that are in Seller’s possession.

(h) Lien Search Reports. Buyer or Buyer’s counsel shall have received, as reasonably requested by Buyer, satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies acceptable to Buyer with respect to the Eligible Loan, Mortgaged Property, Seller and Mortgagor, such searches to be conducted in each location Buyer shall reasonably designate.

(i) Opinions of Counsel. Buyer shall have received copies of all legal opinions in the Seller’s possession with respect to the Eligible Loan which shall be in form and substance reasonably satisfactory to Buyer.

(j) Additional Real Estate Matters. Seller shall have delivered to Buyer to the extent in Seller’s possession such other real estate related certificates and documentation as may have been requested by Buyer, such as: (i) certificates of occupancy issued by the appropriate Governmental Authority and either letters certifying that the Mortgaged Property is in compliance with all applicable zoning laws issued by the appropriate Governmental Authority or evidence that the related Title Policy includes a zoning endorsement and (ii) abstracts of all leases in effect at the Mortgaged Property and estoppel certificates, in form and substance acceptable to Buyer, from any ground lessor and from any tenant that occupies 7.5% or more of the rentable space at the Mortgaged Property, and in any event from tenants whose occupancies aggregate not less than 70% of the occupied rentable square footage at the Mortgaged Property.

(k) Other Documents. Buyer shall have received such other documents as Buyer or its counsel shall reasonably deem necessary.

Within five (5) Business Days of Seller’s satisfaction of all of the conditions enumerated in clauses (a) through (i) above, Buyer shall either (i) if the Purchased Loan Documents with respect to the New Collateral are not reasonably satisfactory in form and substance to Buyer, notify Seller that Buyer has not approved the New Collateral as Collateral or (ii) notify Seller that Buyer has approved the New Collateral as Collateral. Buyer’s failure to respond to Seller within two (2) Business Days shall be deemed to be a denial of Seller’s request that Buyer approve the New Collateral, unless Buyer and Seller have agreed otherwise in writing.

EXHIBIT IX

FORM OF RE-DIRECTION LETTER

CBRE Realty Finance TRS Warehouse Funding, LLC

c/o CBRE Realty Finance Inc.

185 Asylum Street, 37th Floor

Hartford, CT 06103

REDIRECTION LETTER

AS OF [                    ], 200[  ]

[                     ]

Ladies and Gentlemen:

Please refer to: (a) that certain [Loan Agreement], dated [                    ], 200[ ], by and among [            ] (the “Borrower”), as borrower, and [             ] (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[            ] loan made by the Lender to the Borrower on [                    ], 200[ ] (the “Loan”).

You are advised as follows, effective as of the date of this letter.

Assignment of the Loan. The Lender has entered into a Master Repurchase Agreement, dated as August 30, 2005 (as the same may be amended and/or restated from time to time, the “Repo Agreement”), with Deutsche Bank AG, Cayman Islands Branch (“DBAG”), 60 Wall Street, New York, NY 10005, and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to DBAG. This assignment shall remain in effect unless and until DBAG has notified Borrower otherwise in writing.

Direction of Funds. In connection with Lender’s obligations under the Repo Agreement, Lender hereby directs Borrower to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan to the following account at LaSalle Bank for the benefit of DBAG:

LaSalle Bank

ABA 071000505

BNF: LaSalle Trust

Account: 7229061

Attn: DB CBRE 2005 Repurchase Brumwell x46858

This direction shall remain in effect unless and until DBAG has notified Borrower otherwise in writing.

Modifications, Waivers, Etc. No modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of the Loan, or of any collateral for any obligations in respect of the Loan, shall be effective without the prior written consent of DBAG.

FINAL VERSION

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.

[Signature Page Follows]

FINAL VERSION

Very truly yours,

CBRE REALTY FINANCE TRS WAREHOUSE FUNDING, LLC, a Delaware limited liability company

By:	CBRE Realty Finance TRS, Inc., a
Delaware corporation, its sole member

By:
Name:
Title:

Agreed and accepted this [ ] day of [ ], 200[ ]

[ ]

By:
Name:
Title: